PRESS RELEASE

For Immediate Release Ormat Technologies Contact: Dita Bronicki CEO and President +1-775-356-9029 dbronicki@ormat.com	Investor Relations Contact Jeff Corbin/Lee Roth KCSA Worldwide 212-896-1214/212-8961209 jcorbin@kcsa.com/lroth@kcsa.com

Ormat Technologies, Inc. Completed Negotiations on Financing of its Puna
Geothermal Project in Hawaii

SPARKS, Nevada, May 17, 2005 – ORMAT Technologies, Inc., (NYSE: ORA) announced today that on May 19 (the "Closing Date"), Ormat's subsidiary, Puna Geothermal Venture ("PGV") expects to complete refinancing of the Puna Geothermal Project, located on the Big Island, Hawaii (the "Puna Project") which was acquired in June 2004. The transaction will be finalized with financing parties as described below. The proceeds from the refinancing will be used for future capital expenditures and for general corporate purposes.

Pursuant to a 31-year head lease (the "Head Lease"), PGV will lease its geothermal power plant to an unrelated company (the "Lessor"). PGV's rights in the geothermal resource and the power purchase agreement will not be leased to the Lessor as part of the Head Lease but will be part of the investors' security package. The consideration to be received by PGV under the Head Lease at the Closing Date is $71 million. PGV will simultaneously lease-back the Puna facilities from the Lessor under a 23-year lease (the "Project Lease"). The assets will remain on PGV's financial records and the Head Lease and the Project Lease will be treated as operating leases. PGV's rent obligations under the Project Lease will be paid solely from revenues generated by the Puna Project under a power purchase agreement that it has with Hawaii Electric Light Company Inc. The transaction is non-recourse to Ormat Technologies.

A secondary stage of the lease transaction is intended to re-finance two new geothermal wells that PGV plans to drill during the remainder of 2005 (for production and injection). Upon the completion of the drilling of such wells and meeting certain other operation conditions, the Lessor and PGV will supplement the above agreement by entering into a similar transaction as described above for the additional wells for approximately $11.8 million.

Commenting on this financing, Dita Bronicki, President and Chief Executive Officer of Ormat said: "We are very pleased that we were able to finance Puna in a form of a lease as this enabled us to (i) monetize tax efficiencies otherwise not available in the next few years, and (ii) enjoy reduced effective rates of financing in comparison to conventional debt- or capital-market financing." Dita added: "By excluding the geothermal resource from the financed assets, we have preserved the ability to develop additional developments ("PGV-II") of Puna utilizing the same resource. We expect to start testing the resource for PGV-II following the completion of the drilling program of 2005."

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, builds, owns and operates geothermal power plants. It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently has operations in the United States, Israel, the Philippines, Guatemala, Kenya, and Nicaragua.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat's 10-K/A filed with the Securities and Exchange Commission on April 12, 2005.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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